EXHIBIT 99.1

www.prvt.com

PRIVATE MEDIA GROUP RECEIVES NASDAQ LETTER CONFIRMING

COMPLIANCE WITH MINIMUM BID PRICE RULE

BARCELONA, Spain, March 29, 2010 /PR Newswire/ — Private Media Group, Inc. (NASDAQ GM: PRVTD) a worldwide leader in premium-quality adult entertainment products, today announced that on March 26, 2010, the Company was notified by the Staff of The NASDAQ Stock Market that the Company has regained compliance with the NASDAQ rule requiring that the Company maintain a minimum bid price of $1.00 per share for continued inclusion on The NASDAQ Global Market (the “Minimum Bid Price Rule”). Therefore, our common stock is no longer subject to NASDAQ delisting proceedings.

The common stock will continue to trade under the symbol “PRVTD” through April 8, 2010, in accordance with NASDAQ rules, to reflect the implementation of the one-for-three reverse stock split effective March 12, 2010. On April 9, 2010, the common stock will resume trading under the symbol “PRVT”.

Berth Milton, Chairman and President of Private stated: “We believe that implementing the reverse stock split and regaining compliance with NASDAQ rules for continued inclusion on the Global Market will reinforce investor confidence in our common stock.”

As previously announced, on September 15, 2009, the Company was notified by The NASDAQ Stock Market that it was not in compliance with the Minimum Bid Price Rule, and was provided a grace period of 180 days, until March 15, 2010, to regain compliance with the Minimum Bid Price Rule for at least 10 consecutive trading days before the common stock would be subject to delisting procedures. As of March 11, 2010, the Company had not regained compliance with the Minimum Bid Price Rule, and accordingly it effected a one-for-three reverse split of its common stock effective March 12, 2010, which was intended to increase the per share trading price to satisfy the Minimum Bid Price Rule. Since March 12, 2010, when the reverse stock split was effected, the closing bid price of the common stock exceeded $1.00 every trading day. As of March 25, 2010, the common stock had achieved a closing bid price of $1.00 for 10 consecutive days, thereby achieving compliance with the Minimum Bid Price Rule.

About Private Media Group

Founded in 1965, NASDAQ listed Private Media Group is a brand-driven world leader in adult entertainment, operating a global content distribution network with a wide range of platforms including mobile telephone handsets via 104 network operators in 45 countries, digital TV via 38 platforms in 24 countries, broadband Internet, television broadcasting, DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of luxury consumer products. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Johan Gillborg

Chief Financial Officer

Private Media Group, Inc.

Tel +34 93 620 80 90

johan.gillborg@private.com

SOURCE: Private Media Group